Exhibit 4.16

CONFIDENTIAL

MANUFACTURING SERVICES AGREEMENT

between

JABIL CIRCUIT, INC.

and

PreMD Inc. and PreMD International Inc.

CONFIDENTIAL

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Agreement (“Agreement”) is entered into by and between Jabil Circuit, Inc., a Delaware corporation (“Jabil”), having offices at 10560 Dr. M.L. King Jr. Street North St. Petersburg, Florida 33716, on behalf of Jabil and its Subsidiaries, and PreMD Inc., a Canadian corporation, and PreMD International Inc., a Swiss corporation (collectively, the “Company”), having its principal place of business at 4211 Yonge Street, Suite 615, Toronto, Ontario, Canada, M2P 2A9. Jabil and Company are referred to herein as “Party” or “Parties”.

RECITALS

A.           Jabil is in the business of designing, developing, manufacturing, testing, configuring, assembling, packaging and shipping electronic assemblies and systems.

B.           Company is in the business of designing, developing, distributing, marketing and selling medical products, some of which contain electronic assemblies and systems.

C.           The Parties desire that Jabil manufacture, test, configure, assemble, package and ship certain electronic assemblies and systems pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS

1           Definitions.  In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meaning:

1.1           “Additional Services” means services such as, design for manufacturability, manufacturing design test support, computer assisted design for manufacturability, test development services, volume production and advanced packaging technologies all as specified and approved by Company and agreed to by Jabil in writing.

1.2           “Affiliate” means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person or an officer, director or 10% or more shareholder of the specified Person.  For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 5% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 5% or more of any class of equity interest).

1.3           “Approved Manufacturers’ List” means the list of suppliers approved by Company and included in the Device Master Record.

1.4           “Build Schedule Forecast” means the monthly forecast provided to Jabil by Company, in writing, of quantity requirements of each Product that Company anticipates requiring during the twelve (12) calendar month period mentioned in the forecast.

1.5           “Commercially Reasonable Efforts” means those efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial

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considerations.  “Relevant commercial considerations” shall be deemed to include (1) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.

1.6           “Company Intellectual Property” means all discoveries, inventions, technical information, procedures, manufacturing and other processes, software, firmware, technology, know-how or other intellectual property rights owned or developed by the Company both existing and future, including patents and applications therefor, trademarks and applications therefor, copyrights and applications therefor, trade secrets and the Company’s Proprietary Information and Technology.

1.7           “Complaint” means any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution.

1.8           “Device Master Record” means a compilation of records provided to Jabil by Company containing the procedures and specifications for each finished Product, including Specifications, Test Procedures, Packaging and Shipping Specifications, Product design drawings, the Approved Manufacturers’ List, material component descriptions (including approved substitutions) and manufacturing process requirements, as more particularly defined in the Quality Agreement.  Device Master Record is wholly owned by Company and Company shall be responsible for the adequacy and sufficiency of the Device Master Record and any procedures or specifications contained therein.  Jabil is responsible for maintaining the Device Master Record (Document and Data Control).  Any changes to the Device Master Record must be approved by Company before they are implemented.

1.9           “EDI” shall mean electronic data interchange.

1.10           “Effective Date” shall mean the date upon which the terms and conditions of this Agreement shall become effective by and between the Parties. The Parties have agreed that the Effective Date of this Agreement shall be the first day of April 2007.

1.11           “FDA” means U.S. Food and Drug Administration.

1.12           “Fee and Price Schedule” shall mean the prices and fees set forth Schedule “C”

1.13           “FOB” shall refer to the place where the Products are to be delivered to Company and where possession, title and risk are assumed by the Company.

1.14           “including” shall be defined to have the meaning “including, without limitation.”

1.15           “in writing” shall mean written documents, EDI with phone confirmation, verified faxes and successfully transmitted e-mails.

1.16           “Jabil Circuit, Inc.” and “Jabil” shall be defined to include any Subsidiary of Jabil.

1.17           “Jabil Created Intellectual Property” means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights created, developed or reduced to practice by or for Jabil relating to its Manufacturing Services.

1.18           “Jabil Existing Intellectual Property” means any discoveries, inventions, technical

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information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights owned or developed by Jabil outside of this Agreement or known and owned by Jabil prior to its relationship with the Company.

1.19           “Jabil Intellectual Property” shall mean both Jabil Created Intellectual Property and Jabil Existing Intellectual Property, collectively.

1.20           “Jabil Manufacturing Process” means Jabil’s process employed to manufacture, test, configure and assemble Product manufactured for Company pursuant to the terms of this Agreement.

1.21           “Loaned Equipment” includes all equipment, tools and fixtures purchased by Jabil specifically for Company for the purpose of performing the Manufacturing Services and that are paid for in full by Company and all equipment, tools and fixtures loaned by Company to Jabil for such purpose, including any tools covered by the Materials Liability Agreement dated June 27, 2006 between the Parties.

1.22           “Manufacturing Services” means the services performed by Jabil hereunder which shall include manufacturing, testing, configuring, assembling, packaging and/or shipping of the Product, including any Additional Services, all in accordance with the Quality Agreement and the Device Master Record.

1.23           “Materials Declaration Requirements” means Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment as amended from time to time (“RoHS Directive”), Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment, as amended from time to time (“WEEE Directive”), any European Union Member State implementations thereof, and/or other similar environmental and/or materials declaration laws, directives, regulations and requirements, including international laws and treaties regarding such subject matter, as amended from time to time.

1.24           “NRE Costs” shall consist of non-recurring expenses incurred by Jabil under this Agreement, including costs of design engineering services, testing, fixturing and tooling as defined in the Fee and Price Schedule (Schedule “C”).

1.25           “Packaging and Shipping Specifications” means the packaging and shipping specifications set forth in the Device Master Record and otherwise supplied and/or approved by Company.  Packaging and Shipping Specifications are the responsibility and proprietary information of the Company.

1.26           “Person” means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

1.27           “Product(s)” shall mean the finished devices per 21 CFR 820 created through the performance of the Manufacturing Services on behalf of Company under this Agreement as more particularly described in Schedule A and the Quality Agreement.

1.28           “Proprietary Information and Technology” means software, firmware, hardware, technology and know-how and other proprietary information or intellectual property embodied therein that is known, owned or licensed by and proprietary to either Party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data. The failure to label any of the foregoing as “confidential” or “proprietary” shall not mean it is not Proprietary Information and Technology.

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1.29           “Quality Agreement” means the standards set out in Schedule “F”.

1.30           “Significant Change” has the meaning set out in the Quality Agreement.

1.31           “Specifications” means the technical specifications for the finished Product and manufacturing set forth in the Device Master Record and otherwise supplied and/or approved by Company.  Specifications may be amended from time to time by amendments in the form of written engineering change orders (ECOs) mutually agreed to by the Parties.  Specifications are wholly owned by Company.

1.32           “Subsidiary(ies)” means any corporation, partnership, joint venture, limited liability entity, trust, association or other business entity of which a Party or one or more of its Subsidiaries, owns or controls more than 50% of the voting power for the election of directors, managers, partners, trustees or similar parties.

1.33           “Test Procedures” means the testing specifications, standards, procedures and parameters set forth in the Device Master Record and otherwise supplied and/or approved by Company.  Test Procedures are the responsibility and the proprietary information of Company.

2           List of Schedules.  This Agreement includes the following Schedules for each Product to be manufactured hereunder, which are hereby incorporated herein and made a part of this Agreement:

Schedule “A”                                List of Products
Schedule “B”                                Device Master Record
Schedule “C”                                Fee and Price Schedule
Schedule “D”                                Build Schedule Forecast Template
Schedule “E”                                Currency Policy
Schedule “F”                                Quality Agreement

3           Build Schedule Forecasts.  Within ten (10) business days following the execution of this Agreement, Company shall provide Jabil with a Build Schedule Forecast in the form annexed as Schedule “D”.  The Build Schedule Forecast shall be updated by Company, in writing, on at least a monthly basis and no later than the 15th day of each calendar month for the subsequent eleven (11) calendar months.  The Company may modify a Build Schedule Forecast by providing a new Build Schedule Forecast.  Any rescheduling or cancellation of the Products scheduled for Manufacturing Services  of any Build Schedule Forecast shall be subject to the terms set forth in Section 11.3, 11.4, 11.5, and 11.6.

Each Build Schedule Forecast covers two time periods totaling twelve (12) calendar months.  The first three calendar months of a Build Schedule Forecast will be treated as a purchase order, that is to say, as a guaranteed minimum purchase.  The last nine calendar months of a Build Schedule Forecast are the Company’s bona fide estimate of its requirements for Manufacturing Services, but do not constitute a binding obligation of Jabil to manufacture or of the Company to purchase.  Subsequent Build Schedule Forecasts replace prior Build Schedule Forecasts, resulting in a twelve month rolling forecast of the Company’s requirements for Manufacturing Services.

4           Manufacturing Services.  Jabil will manufacture the Product in accordance with this Agreement, the Quality Agreement, the Device Master Record and the Build Schedule Forecast.  Jabil will confirm the receipt  of each proposed Build Schedule Forecast that is submitted in accordance with the terms of this Agreement by notifying Company within seven (7) business days of receipt of its acceptance or rejection.  If Jabil does not communicate its rejection in writing within the said seven (7) business days, it shall be deemed to have accepted the

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Build Schedule Forecast.  Subject to force majeure, Jabil may not subsequently reject an order that complies with the binding portion of an accepted Build Schedule Forecast.  When requested by Company, and subject to appropriate fee and cost adjustments, Jabil will provide Additional Services for existing or, if agreed by Jabil, future Products manufactured by Jabil.  In the event Jabil rejects a proposed Build Schedule Forecast, Jabil’s notice of rejection will specify the reasonable basis for such rejection.

4.1           Testing.  Jabil will test the Product in accordance with the Test Procedures.

4.2           Packaging and Shipping.  Jabil will package and ship the Product in accordance with Packaging and Shipping Specifications.

4.3           Items to be Supplied by Company.  Company shall supply to Jabil, according to the terms and conditions specified herein, Company Proprietary Information and the Device Master Record for each Product to be manufactured hereunder.  Device Master Record is proprietary information of the Company and Company shall be responsible for the adequacy and sufficiency of the Device Master Record and any procedures or specifications contained therein.

4.4           Items to be Supplied by Jabil.  Jabil will employ the Jabil Manufacturing Process, any required manufacturing technology, manufacturing capacity, labor, transportation logistics, systems and facilities necessary for Jabil to perform the Manufacturing Services.  Jabil will maintain Loaned Equipment in good operating condition in the same manner as it maintains its own equipment and will return same to Company in good operating condition when it is no longer needed for the Manufacturing Services, reasonable wear and tear excepted, having due regard to the age and use of the equipment.

4.5           Company Inspection.  Company shall have the right, upon reasonable advance notice, during normal business hours and at its expense and either personally or through its agents, to inspect, review, monitor and oversee the Manufacturing Services and the Loaned Equipment, provided that such inspection shall not disrupt Jabil’s normal business operations.  Company shall cause each of its employees, agents and representatives who have access to Jabil’s facilities, to maintain, preserve and protect all Proprietary Information and Technology of Jabil and the confidential or proprietary information and technology of Jabil’s other customers to the same extent as is required of Company in this Agreement.

4.6           Materials Procurement. Jabil will use Commercially Reasonable Efforts to procure materials, parts and components from suppliers on the Company’s Approved Manufacturers’ List, as necessary to fulfill Build Schedule Forecasts.  Materials to support Build Schedule Forecast will be purchased at suppliers’ lead time plus 3 weeks (manufacturing lead time).  For long lead time materials, Jabil will use Commercially Reasonable Efforts to reduce such lead times below four months and will in any event notify Company at quarterly intervals when orders have been placed for such materials.  Jabil will make Commercially Reasonable Efforts to suggest alternative sources of supply to add to Company’s Approved Manufacturers List in order to optimize both cost and delivery time of the Products.  Subject to the foregoing sentence, for long lead time materials, Jabil may place material orders to support non-binding Company orders as defined in section 3.  In event of cancellation or reschedule of these non-binding orders by Company, Company agrees to reimburse Jabil according to section 11.6.  Jabil will publish a list of materials used in Company Products along with the corresponding material lead times and material non-cancellable/non-returnable status.  Company shall be responsible for the performance of suppliers and quality of the components.

4.7           Materials Declaration.  Company shall notify Jabil in writing, in reasonable detail, with respect to each Product, certifying whether or not the Product is exempt from Materials Declaration Requirements and specifically identifying the basis for any such exemption.  For Products which have been identified in writing to

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Jabil as subject to Materials Declaration Requirements, Jabil will use Commercially Reasonable Efforts to identify parts, components and/or materials, as necessary, that are compliant with Materials Declaration Requirements.  Upon written request by Company, Jabil shall use Commercially Reasonable Efforts to collect documentation from suppliers certifying compliance with Materials Declaration Requirements with respect to its components, parts or materials, the form of which has been provided, or approved in writing, by Company (“Compliance Certification”).  Upon written request of Company, Jabil shall make such Compliance Certification available to Company.  In the event any supplier does not provide such Compliance Certification, Jabil shall notify Company and cooperate with Company to remove such Supplier from the Approved Manufacturers’ List or take such other action which the parties mutually agree upon in writing. In the event that Supplier fails to provide Compliance Certification and Company still chooses to accept components or materials from such Supplier, Jabil shall bear no responsibility or liability for the lack of such Compliance Certification.  Company understands and agrees that:

4.7.1              Company is responsible for notifying Jabil in writing of the specific Materials Declaration Requirements and any exemptions thereto that Company determines to be applicable to the Product and shall be solely liable for the adequacy and sufficiency of such determination and information;

4.7.2              Any information or certification regarding Materials Declaration Requirements of a Product as well as components, materials or parts used in the Product shall come from the relevant supplier.  Jabil does not test, certify or otherwise warrant component, material or part compliance with Materials Declaration Requirements;

4.7.3              Company is ultimately and solely responsible for compliance with, including ensuring that any components, materials or parts used in the Product, as well as the Product itself, are compliant with applicable  Materials Declaration Requirements;

4.7.4              In the event Jabil becomes aware of any Material Declaration Requirements that may be applicable to the Product, Jabil will use Commercially Reasonable Efforts to notify Company of those Material Declaration Requirements.

Notwithstanding any other provision set forth in this Agreement, this Section 4.7 sets forth Jabil’s sole responsibility and liability with respect to Materials Declaration Requirements and any third party claims against Company related to the Materials Declaration Requirements. Company’s entire remedy with respect to Materials Declaration Requirements and any third party claims against Company related to the Materials Declaration Requirements are contained within Section 5 of this Agreement.  Absent this provision, Jabil would not enter this Agreement.

4.8           Release of Products.  Jabil acknowledges that third party distributors of the Products may be taking delivery of the Products directly and that, under such circumstances, Company will not have the opportunity to inspect the Products before they are delivered.  Accordingly, Jabil shall evaluate the Products, using a reasonable, industry standard statistical sampling technique, in accordance with the final release test criteria outlined in the Device Master Record prior to making the Products available for release to Company’s distributors.  Jabil shall provide Company with the Product Document File, which includes a signed certificate of conformity (contents outlined in section 4.3 of the Quality Agreement), List of non-conformances (if applicable) and the Bill of Lading, within 2 days of Product release.  Subject to Section 5 below and the Company’s inspection rights, the Product will be deemed to be accepted by Company upon receipt by Company of a valid Certificate of Conformance for the Product.

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5           Warranty & RMA Procedure

5.1           Jabil Warranty. Subject to the limitations set forth in Section 5.5 below, Jabil warrants (i) that it will manufacture the Product in accordance with the Specifications and all applicable quality and regulatory requirements including those that are identified in the Quality Agreement, and (ii) that at the time of manufacture, the Product will conform, in all material respects, to the Device Master Record, and will meet all applicable test criteria.  The above warranty shall remain in effect for a period of fifteen (15) months from the date any Product is initially delivered to Company or to Company’s designated carrier (“Warranty Period”).  This warranty is extended to, and may only be enforced by, Company.

5.2           Repair or Replacement of Defective Product. In accordance with Jabil’s standard return material authorization process and procedure (“RMA”), Jabil will either repair or replace, in its sole discretion and cost, any Product that does not conform to the warranty set out in Section 5.1 provided that the Product is received within thirty (30) days following the end of any applicable Warranty Period (“RMA Product”) . If Company desires to return a Product based on a claim of breach of the warranty set forth in this Section 5, Company or its agent shall request an RMA number from Jabil.  Company shall then consign the alleged defective Product, FOB Jabil’s designated repair facility, and specify the Jabil assigned RMA number.  Jabil will analyze any such RMA Product and, if a breach of warranty is found (“Defect”), then Jabil will repair or replace the RMA Product within fifteen (15) business days of receipt by Jabil of the RMA Product and all required associated documentation.  In the event a Defect is found, Jabil will reimburse Company for the reasonable cost of transporting the RMA Product to Jabil’s designated repair facility and Jabil will deliver the repaired RMA Product or its replacement, at Jabil’s own expense to Company’s designated destination.  If no such Defect is found, Company shall reimburse Jabil for all fees, costs and expenses incurred to analyze and, if requested by Company, repair or replace the alleged RMA Product and Company shall bear responsibility for all transportation costs to and from Jabil’s designated repair facility.

5.3           Rework and non-warranty repair.  Jabil agrees to perform rework and non-warranty repair on mutually agreed to items. Rework and non-warranty repair items may consist of: Products set forth on Schedule A, assemblies produced by another supplier, or assemblies produced by Company.  Rework and non-warranty repair cost shall be established and mutually agreed to by both Parties.  All items for rework or non-warranty repair will be handled in accordance with the RMA procedure set forth in section 5.2.

5.4           Refurbished Product.  Jabil agrees to refurbish previously used Product incorporated into mutually agreed to items.  Refurbished items may consist of: Products set forth on Schedule A, assemblies produced by another supplier, or assemblies produced by Company.  Refurbished Product cost shall be established and mutually agreed to by both Parties.  All items for refurbishment will be handled in accordance with the RMA procedure set forth in Section 5.2

5.5           Limitation of Warranty. THE REMEDY SET FORTH IN SECTION 5.2 SHALL CONSTITUTE COMPANY’S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE WARRANTY MADE BY JABIL IN SECTION 5.  THE WARRANTY SET FORTH IN THIS SECTION 5 IS IN LIEU OF, AND JABIL EXPRESSLY DISCLAIMS, AND COMPANY EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, MERCHANTABLE QUALITY, OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OR MISAPPROPRIATION OF ANY RIGHT, TITLE OR INTEREST OF COMPANY OR ANY THIRD PARTY OR COMPLIANCE WITH MATERIALS DECLARATION REQUIREMENTS.  COMPANY UNDERSTANDS AND AGREES THAT IT SHALL HAVE FULL AND EXCLUSIVE LIABILITY WITH RESPECT TO ANY PRODUCT FOR PRODUCT DESIGN LIABILITY, PRODUCT LIABILITY, DAMAGE TO PERSON OR PROPERTY AND/OR INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY RIGHTS BY THE PRODUCT.  NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY JABIL, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER.

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JABIL’S WARRANTY IN SECTION 5 SHALL NOT APPLY TO ANY PRODUCT JABIL DETERMINES TO HAVE BEEN SUBJECTED TO TESTING FOR OTHER THAN SPECIFIED ELECTRICAL CHARACTERISTICS OR TO STORAGE, SHIPPING, OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN APPLICABLE SPECIFICATIONS, OR TO HAVE BEEN THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES.  THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND/OR APPROVED BY COMPANY.

5.4           ECO Upgrade.  RMAs for engineering change order (ECO) upgrades will also be subject to the RMA process.  Jabil will analyze each engineering change order and provide a per unit upgrade cost and expected completion and delivery date and if the Parties are in agreement, the proposed ECO will become final.  Company is responsible for determining whether any ECO upgrades require FDA clearance or approval or otherwise must be reported to FDA.

6           Limitation of Damages

EXCEPT WITH REGARD TO ANY INDEMNITIES SET FORTH HEREIN, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES, LOSS OR EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.  THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED.

7           Delivery, Risk of Loss and Payment Terms. For purposes of this Agreement delivery shall be FOB Jabil’s facility and deemed to have occurred, and all risk of loss shall be transferred to Company, when Products (or any other items) are tendered to the carrier approved by Company.  The Bill of Lading will be prepared by Jabil for each shipment, a copy of which will be provided to Company.  The Fee and Price Schedule (Schedule ”C”) will be reviewed by the Parties annually and will be revised consistent with increases or decreases in materials, components, equipment and other costs and expenses applicable to the manufacture of the Products.

7.1           Payment. Company shall pay Jabil all monies when due, including all NRE Costs associated with this Agreement.  Payment of all invoices shall be net thirty (30) days from date of invoice.    Payment to Jabil shall be in U.S. dollars and in immediately available funds.  In the event any amounts are invoiced or paid in a different currency, the process in the Currency Policy (Schedule “E”) will apply.  Any equipment, tooling, component, material or other goods or property which are purchased by Jabil in order to perform its obligations under this Agreement, shall become the property of Company once Jabil is reimbursed for the NRE Costs thereof.  Jabil shall invoice Company for actual outstanding NRE Costs and other monies due, as per the Fee

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and Price Schedule (Schedule “C”), at monthly intervals (or such other intervals as the Parties deem appropriate) during the term of this Agreement and upon cancellation, termination or expiration of this Agreement.  Jabil agrees to request advance written approval from Company should resource requirements, and thereby NRE Costs, increase relative to estimated NRE Costs initially agreed by the Parties as indicated in the Fee and Price Schedule (Schedule “C”).  Jabil shall provide to Company reasonably detailed supporting documentation and/or descriptions of the increased NRE Costs for which Jabil seeks payment from Company prior to incurring any such expenses.

7.2           Taxes.  Company shall be responsible for all federal, foreign, state and local sales, use, excise and other taxes (except taxes based on Jabil’s income), all delivery, shipping, and transportation charges and all foreign agent or brokerage fees, document fees, custom charges and duties.

8           Import and Export. Company shall be responsible for obtaining any required import or export licenses necessary for Jabil to ship Product, including certificates of origin, manufacturers’ affidavits, and U.S. Federal Communications Commission’s identifier, if applicable and any other licenses required under US or foreign law and Company shall be the importer of record.  Company agrees that it shall not export, re-export, resell or transfer, or otherwise require Jabil to ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. Company shall provide Jabil with all licenses, certifications, approvals and authorizations in order to permit Jabil to comply with all import and export laws, rules and regulations for the shipment and delivery of the Product. Company shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon.

9           Design Services.  In the event that the Parties agree that Jabil will provide design services for Company, the terms and conditions of such services shall be set forth in a mutually agreed upon design services agreement prior to the commencement of any design services.

10           Maintenance of Product Records.

10.1  Product Clearance.  Company will be responsible for obtaining and maintaining appropriate clearances or approvals required by the Federal Food, Drug and Cosmetic Act and implementing regulations with respect to all Products regulated as finished devices by FDA.  Prior to Jabil’s development and conduct of manufacturing and production processes and controls for a Product, Company will provide to Jabil: (a) a device master record (“DMR”) for the Product that includes the information required in 21 CFR 820.181, and that has been prepared and approved by Company in accordance with 21 CFR 820.181; and (b) a design history file (“DHF”) for the Product containing the records necessary to demonstrate that the device design was developed in accordance with the approved design plan the requirements of 21 CFR 820.30.

10.2 Manufacturing and Quality System Records.  Except as provided below, Jabil will be responsible for establishing and maintaining all manufacturing records required by 21 CFR 820, the FDA’s Quality System Regulation, and similar provisions for Canada and Europe, applicable to the operations it performs as a manufacturer of the Product as specified in Section 4 of this Agreement and set forth in the Quality Agreement.

Company will designate an individual to review for adequacy and approve prior to issuance all procedures, work instructions, or other documents, and any amendments thereto, established by Jabil acting reasonably applicable to Jabil’s provision of manufacturing services under the Agreement.

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Jabil will retain all such records for a period of time equivalent to the design and expected life of the device plus 2 years, as designated in writing by Company, but in no case less than two years from the date of release for commercial distribution by Jabil.

Company will be responsible for establishing the DMR and DHF in accordance with 21 CFR 820.130 and 820.181 for the Product as cleared or approved by the FDA.  Company has the right to propose or introduce changes to the Product, the DHF, or the DMR.  From time to time, Jabil may propose changes to the DHF or DMR.  Upon the request of Company and upon agreement by Jabil, Jabil will provide design services and/or testing in support of such changes.  The terms and conditions of such design related services shall be set forth in a mutually agreed upon Design Services Agreement.  Upon written approval by Company, and at Company’s expense, Jabil shall amend the DHF or DMR in accordance with the terms of the agreed upon Design Services Agreement.  Company at all times will be responsible for determining whether any such change requires FDA clearance or approval, and for obtaining such clearance or approval prior to implementation of the change.  Company will be responsible for the adequacy and sufficiency of all contents of the DMR at all times.  Company will consider and approve or disapprove all modifications to the DMR and be solely responsible for the changes it requires Jabil to make.  Jabil will administratively maintain and update the Company DMR as an additional billable service but in no way is responsible for the adequacy and sufficiency of the DMR, but covenants to make the changes therein required by the Company.  Company will be solely responsible for establishing and maintaining Complaint files in accordance with 21 CFR 820.198.

Company will be solely responsible for initial receipt and handling of potential Complaints Jabil or Company receives related to the Product.  Upon receipt of such Complaint information, the party receiving same shall record the identity of complainant, including name, address, and telephone number, a description of the nature of the Complaint, and take all reasonable efforts to obtain all other available information associated with the Complaint  and promptly provide same to the other party in writing.  To the extent Company requires additional information to enable it to perform the Complaint investigation, Company shall notify Jabil and Jabil shall cooperate fully in assisting with the conduct of the investigation.

Company will be solely responsible for establishing and maintaining all records required under FDA law and regulations applicable to any and all of the operations it performs as a manufacturer, distributor, and marketer of the Product, including (a) handling, storage, distribution, and installation of finished devices received from Jabil, in accordance with 21 CFR 820; (b) establishment registration and device listing in accordance with 21 CFR 807; (c) records and reports concerning corrections and removal actions taken under 21 CFR 806; (d) medical device reports and related records concerning adverse events associated with the Product under 21 CFR 803.

Company shall be entitled to perform on site quality control audits of records, at Company’s expense, at reasonable times and upon reasonable notice to Jabil.    Jabil agrees to furnish, at Company’s sole expense, quality system records and assistance reasonably needed to facilitate any such audit and to ensure the safety and convenience of each inspection.

11           Change Orders, Rescheduling and Cancellation.

11.1           Changes to Product Configuration, Manufacturing Services, Packaging and Shipping Specifications, and Test Procedures.  Company may, in writing, request a change to the Product Configuration, Manufacturing Services, Packaging and Shipping Specifications and Test Procedures, as outlined in the Device Master Record, at any time.  Jabil will analyze the requested change according to the Quality Agreement and if Jabil can satisfy the requested change it will provide Company within five (5) business days after receipt of the request, a notice of acceptance of the requested changes along with a statement of any additional costs and expected changes to delivery schedules. Jabil will review with Company all planned Significant Changes and will be responsible for revalidation according to the Quality Agreement. Any such change shall be documented in writing

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and shall become effective only upon mutual written agreement of both Parties of the terms and conditions of such change, including changes in time required for performance, cost and applicable delivery schedules. Company will be responsible for all costs associated with any accepted changes.  If Jabil is unable to satisfy or comply with Company’s requested changes within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying the requested increase within five (5) business days after receipt of Company’s request.

11.2           Production Increases.  Deliberately removed.

11.3           Treatment of Obsolete/End-of-Life Material. Upon receiving notice from Company of an engineering change or that any Product, component or assembly has become obsolete or has reached end-of-life Jabil will, within a reasonable period after receiving such notice, provide Company with an analysis of Company's liability to Jabil for components and materials acquired or scheduled to be acquired to manufacture such Product.  Company's liability shall include the price of finished Product and Jabil’s costs (including cancellation fees and charges), plus applicable margin, of work in progress, safety stock components and materials and components and materials on hand or on order within applicable Lead-times.  Jabil will use Commercially Reasonable Efforts to assist Company in minimizing Company's liability by taking the following steps:

•	As soon as is commercially practical reduce or cancel component and material orders to the extent contractually permitted.

•               Return all components and materials to the extent contractually permitted.

•               Make all Commercially Reasonable Efforts to sell components and materials to third parties.

•	Assist Company to determine whether current work in progress should be completed, scrapped or shipped "as is".

11.4           Rescheduled Delivery and Cancellation of Orders.  Company may not reschedule or cancel orders within 60 days of delivery.  Company shall be responsible for all inventory costs resulting from a reschedule or cancellation of Manufacturing Services in the binding period of the Build Schedule Forecast, i.e. the first three (3) calendar months thereof.  If Jabil, acting reasonably, demonstrates to Company that the reschedule or cancellation will result in increased production costs, Jabil and Company will agree on a new price and the Fee & Price Schedule will be revised accordingly to allow Jabil to recover such increased production costs.  Such inventory costs shall be billed on a monthly basis plus an interest rate calculated as follows: two percent (2%) per annum plus the prime rate, as announced in The Wall Street Journal as of the date of reschedule (said interest rate shall be adjusted on the first business day of each calendar month thereafter for as long as the rescheduled order is maintained in inventory) and shall be applied to the inventory applicable to the rescheduled or cancelled order.  Orders may be rescheduled up to a maximum of 90 days in total (considering multiple reschedules) from the original order delivery date unless excess inventory generated by order reschedule is purchased by Company within 90 days of the original order delivery date.  In addition to the charges and costs set forth above, Company shall also be liable for the depreciation (determined in accordance with U.S. Generally Accepted Accounting Principles) for the period of time any piece of equipment (except Loaned Equipment) is idle as a result of the reschedule or cancellation for up to six months from the date of termination or cancellation.

11.5           Termination Charges.  Upon termination, expiration or cancellation of this Agreement for any reason, Jabil shall submit to Company Jabil’s invoices for termination/cancellation charges pertaining to the binding portion of the Build Schedule Forecast and for depreciation expense on idle equipment, as follows.  Jabil’s invoice for such charges shall be equal to the unrecovered costs pertaining to the binding portion of the Build

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Schedule Forecast incurred by Jabil up to the date of termination, expiration or cancellation (“Termination Effective Date”) together with (i) costs incurred after the Termination Effective Date but resulting directly and solely from such termination, expiration or cancellation; (ii) a margin of 7.4 percent of all such costs; (iii) the cost of long lead time materials that are on order and non-cancellable and (iv) the depreciation expense (except in the event of termination due to Jabil’s default hereunder) on all equipment used to manufacture Product (except Loaned Equipment) that remains idle due to such termination, expiration or cancellation for up to three months from the date of the Termination Effective Date in accordance with U.S. Generally Accepted Accounting Principles.  Jabil will provide to Company all information reasonably necessary to confirm the costs, expenses, and depreciation expenses on idle equipment sustained by Jabil due to termination, expiration or cancellation.  To the extent that Jabil cannot mitigate its costs, upon cancellation, expiration or termination for any reason, Company’s obligation shall be to pay the charges claimed by Jabil as follows:

11.5.1                      The applicable price for the Product of which Jabil has completed manufacture prior to the Termination Effective Date pursuant to the binding portion of the most recent Build Schedule Forecast for which payment has not been made;

11.5.2                      Reimbursements for material acquisition costs, components, subassemblies and work-in-process at the time of Termination Effective Date which were purchased or ordered pursuant to the most recent Build Schedule Forecast plus the applicable margin set out in Section 11.4(b)(ii);

11.5.3                      Jabil’s reasonable cancellation costs incurred for components, materials and subcontracted items that Jabil had on order on behalf of Company on the Termination Effective Date pursuant to the most recent Build Schedule Forecast plus applicable margin;

11.5.4                      Except in the event of termination due to Jabil’s default hereunder, depreciation on equipment idle up to six months after the Termination Effective Date; and

11.5.5                      Jabil’s cost of equipment or tooling purchased by Jabil specifically for the manufacture, test, design, or packaging of Product and any other services rendered or costs incurred by Jabil under this Agreement, for which Company has not fully paid. All goods for which Company shall have paid 100% of Jabil’s incurred cost or more shall be held by Jabil for Company’s account and the Parties will arrange for its delivery to Company in good working condition subject to reasonable wear and tear.

11.6           Duty to Mitigate Costs and Liability.  Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of termination, expiration or cancellation.  In the event that termination, order cancellation, reschedule, or an engineering change to the design results in unused components Jabil will use Commercially Reasonable Efforts to assist Company in minimizing Company’s liability by taking the following steps:

11.6.1                      As soon as is commercially practical, reduce or cancel component and material orders to the extent contractually permitted.

11.6.2                      Return all components and materials to the extent contractually permitted.

11.6.3                      Use Commercially Reasonable Efforts to sell components and materials to third parties.
11.6.4                      Assist Company to determine whether current work in progress should be completed, scrapped or shipped “as is”.

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11.6.5                      Allocate such components and materials for alternate Company programs if applicable, or other customer orders provided the same can be used within thirty (30) days of the termination date.

Jabil will monitor the material list and report to the Company when necessary in writing, listing the dates when any Products, components or assemblies will become obsolete or reach end-of-life.

If components cannot be returned because they are non-cancellable, non-returnable, excess components, custom component tooling and custom raw material, or residual inventory driven by component order increment, Company will reimburse Jabil for its third party costs plus a 7.4% mark-up on these unused components to cover inventory and procurement costs.  Jabil will invoice these obsolete or excess components at their actual purchased unit price multiplied by the quantity to be sold to Company plus the 7.4% mark-up.

12           Term.  The term of this Agreement shall begin on the Effective Date and will continue for a period of five years.   This agreement will be extended automatically on a year-to-year basis unless at least ninety (90) days prior to the expiration of the initial term or any succeeding one (1) year extension, one of the parties notifies the other party in writing that it does not wish to extend the Agreement, and in such case, the Agreement will expire at the end of the term or extension term in question. Notwithstanding the foregoing, Sections 4.1, 4.2, 4.3, 4.6, 5, 6, 7, 8, 11.3, 11.4, 11.6, 11.7, 12, 13.4, 14, 15, 16, 17, 18, 20 and 22 herein shall survive the expiration, cancellation or termination of this Agreement.

13           Termination. This Agreement may be terminated as follows:

13.1           Termination for Convenience.  This Agreement may be terminated at any time upon the mutual written consent of the Parties or upon the date for termination set forth in a written notice given by one Party to the other not less than 12 months prior to such date.

13.2           Termination for Cause.  Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least sixty (60) days prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such sixty (60) day period, or a period mutually agreed upon by both Parties, no termination will occur and this Agreement will continue in accordance with its terms.  If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

13.3           Termination for Bankruptcy/Insolvency. Upon the happening of any of the following events with respect to a Party, this Agreement may be terminated immediately:

13.3.1                      The appointment of a receiver or custodian to take possession of any or all of the assets of a Party, or should a Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantial portion of a Party’s assets, and such attachment, execution or seizure is not discharged within thirty (30) days.

13.3.2                      A Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within thirty (30) days of the date of filing.

13.3.3                      The dissolution or termination of the existence of a Party whether voluntarily, by operation of law or otherwise.

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13.4           Termination Consequences.  If this Agreement is terminated for any reason, neither party shall be excused after the effective date of termination from performing its obligations under this Agreement that are intended to survive such termination, and Company shall continue after termination to be responsible for all monies due to Jabil hereunder including fees, costs and expenses incurred by Jabil up to and including the Termination Effective Date.

14           Confidentiality.

14.1           Confidentiality Obligations.  In order to protect both Parties’ Proprietary Information and Technology the Parties agree that each Party shall use the same degree of care, but no less than a reasonable degree of care, as such Party uses with respect to its own similar information to protect the Proprietary Information and Technology of the other Party and to prevent any use of Proprietary Information and Technology other than for the purposes of this Agreement.  This Section 14 imposes no obligation upon a Party with respect to Proprietary Information and Technology which (a) was known to such Party before receipt from the disclosing Party; (b) is or becomes publicly available through no fault of the receiving Party; (c) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (d) is disclosed by the disclosing Party to a third party without imposing a duty of confidentiality on the third party; (e) is independently developed by the receiving Party without a breach of this Agreement; or (f) is disclosed by the receiving Party with the disclosing Party’s prior written approval.  If a Party is required by a government body or court of law to disclose Proprietary Information and Technology, this Agreement or any portion hereof, then such Party agrees to give the other Party reasonable advance notice so that the other Party may seek a protective order or otherwise contest the disclosure.  This Section 14 is not intended to cancel, but is rather intended to supplement, the existing Confidential Disclosure Agreement between the Parties dated December 5, 2005.

14.2           Employees, Agents and Representatives.  Each Party represents and warrants to the other that it has adopted policies and procedures with respect to the receipt and disclosure of confidential or proprietary information, such as the Proprietary Information and Technology with its employees, agents and representatives.  Each Party represents and warrants to the other Party that it will cause each of its employees, agents and representatives to maintain and protect the confidentiality of the other Party’s Proprietary Information and Technology.

14.3           Term and Enforcement. The confidentiality obligation set forth in this Agreement shall be observed both during the term of the Agreement and for a period of four years following the termination of this agreement. Each Party acknowledges that a breach of any of the terms of this Section 14 may cause the non-breaching Party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching Party may institute an action to enjoin the breaching Party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and shall be in addition to any other relief to which the non-breaching Party may be entitled at law or in equity.  Such remedy shall not be subject to the arbitration provisions set forth in Section 22.13.

14.4           Return of Proprietary Information and Technology.  Upon the termination, cancellation or expiration of this Agreement all Proprietary Information and Technology shall, upon written request, be returned to the respective Party, or at the respective Party’s discretion, destroyed by the receiving Party.

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15	Intellectual Property Rights

15.1                      Jabil Existing Intellectual Property.  Jabil shall retain all right, title and ownership to any Jabil Existing Intellectual Property that is incorporated into any Product that is prepared as part of the Manufacturing Services or as part of any other work provided pursuant to this Agreement or the Quality Agreement or any other related agreement executed by the Parties.  Upon full payment of all monies due and owing under this Agreement, and all other monies due and owing to Jabil pursuant to any other related agreement executed by the Parties, Jabil will grant to Company a worldwide, non-exclusive, fully paid-up, royalty free right and license to the Jabil Existing Intellectual Property only insofar as is required for Company to use, sell or distribute the Product provided as part of the Manufacturing Services performed by Jabil pursuant to this Agreement; provided however, that no license to manufacturing processes and/or manufacturing process improvements shall be granted hereunder.

15.2                      Jabil Created Intellectual Property.  Jabil shall retain all right, title and ownership to any Jabil Created Intellectual Property until such time as (i) this Agreement expires or is terminated for any reason other than breach by the Company and (ii) the Company has paid to Jabil all monies due to Jabil under this Agreement and all other monies due and owing to Jabil pursuant to any other related agreement executed by the Parties.  Upon the occurrence of (i) and (ii) above, Jabil will assign to Company all right, title and interest in and to the Jabil Created Intellectual Property subject to the reservation of a non-exclusive, worldwide, fully paid up, royalty-free right and license in Jabil to use the Jabil Created Intellectual Property anywhere in the world to carry on its own business.

15.3                     Company Intellectual Property.  Company shall retain all right, title and ownership to any Company Intellectual Property and no provision of this Agreement including the Quality Agreement shall be deemed to transfer any Company Intellectual Property to Jabil, provided that the provision of the Manufacturing Services shall not be deemed to be a breach of this Section 15.3.

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16           Company Warranty and Indemnification. Company represents and warrants that it has used Reasonable Commercial Efforts to conduct patent, trademark and copyright searches for the purpose of identifying and evaluating any potential infringement claims with respect to the Product.  Company agrees to indemnify, defend and hold Jabil and its employees, Subsidiaries, Affiliates, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys’ fees, arising from any recall, replacement or impoundment or seizure of any Product and any third party claims asserted against Jabil and its employees, Subsidiaries, Affiliates, successors and assigns, that are based in part or in whole on any of the following: (a) Specifications, Company Proprietary Information and Technology, any Product, or any information, technology and processes supplied and/or approved by Company or otherwise required by Company of Jabil; (b) actual or alleged non-compliance with Materials Declaration Requirements; (c) an allegation that any item in subsection (a) infringes or violates any patent, copyright or other intellectual property right of a third party, and (d) design or product liability alleging that any item in subsection (a)  has caused or will in the future cause damages of any kind.  Jabil may employ counsel, at its own expense, to assist Company with respect to any such claims, provided that if such counsel is necessary because Company does not assume control of the defense of a claim for which Company is obligated to indemnify Jabil hereunder, Company shall bear such expense. Neither Party shall enter into any settlement that affects the other Party’s rights or interests without the other Party’s prior written approval, which shall not be unreasonably withheld.  Each Party will provide such assistance and cooperation as is reasonably requested by the other Party or its counsel in connection with such indemnified claims.  Company further agrees to indemnify, defend and hold Jabil and its Affiliates and their respective officers, directors, employees, successors and assigns harmless from and against all claims, penalties, fines, judgments, obligations, damages, losses, costs and expenses (including reasonable attorneys’ fees) incurred or imposed on Jabil by any governmental authority, including in connection with any investigation or proceeding, to the extent arising from the Products, Product Specifications, Company’s non-compliance with applicable laws or regulations, Company Confidential Information, Company Proprietary Rights incorporated into Products, or any information, technology and processes required or supplied by Company to Jabil to perform its obligations under this Agreement.  The Company shall have no obligation to indemnify Jabil to the extent that any such claim, damages, losses, costs or expenses arise from Jabil’s Proprietary Information and Technology, the Jabil Intellectual Property or the Jabil Manufacturing Process.

17           Relationship of Parties. Jabil shall perform its obligations hereunder as an independent contractor.  Nothing contained herein shall be construed to imply a partnership or joint venture relationship between the Parties. The Parties shall not be entitled to create any obligations on behalf of the other Party, except as expressly contemplated by this Agreement.  The Parties will not enter into any contracts with third parties in the name of the other Party without the prior written consent of the other Party.

18           Insurance. Each Party will keep its business and properties insured at all times against such risks for which insurance is usually maintained by reasonably prudent Persons engaged in a similar business (including insurance for hazards and insurance against liability on account of damage to Persons or property and insurance under all applicable workers’ compensation laws). The insurance maintained shall be in such monies and with such limits and deductibles usually carried by Persons engaged in the same or a similar business.

19           Publicity. Without the consent of the other Party, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any third party any of the terms of this Agreement. Notwithstanding the foregoing, neither Party will be prevented from, at any time, furnishing any information to any governmental or regulatory authority, or otherwise publishing any notice of this Agreement required by applicable laws and regulations, including the United States Securities and Exchange Commission or any other foreign stock exchange regulatory authority, that it is by law, regulation, rule or other legal process obligated to disclose, so long as the other Party is given advance written notice of such disclosure pursuant to Section 14.1.  A Party may disclose the existence of this Agreement and its terms to its attorneys and accountants, suppliers, customers and others only to the extent necessary to perform its obligations and enforce its rights hereunder.

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20           Force Majeure. Neither Party will be liable for any delay in performing, or for failing to perform, its obligations under this Agreement (other than the payment of money) resulting from any cause beyond its reasonable control including, acts of God; blackouts; power failures; inclement weather; fire; explosions; floods; hurricanes;  typhoons; tornadoes; earthquakes; epidemics; strikes; work stoppages; component or material shortages; slow-downs; industrial disputes; sabotage; accidents; destruction of production facilities; riots or civil disturbances; acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact the Party; provided that the Party affected by such event promptly notifies (in no event more than ten (10) business days of discovery of the event) the other Party of the event.  If the delays caused by the force majeure conditions are not cured within thirty (30) days of the force majeure event, then either Party may immediately terminate this Agreement. Termination of this Agreement pursuant to this Section 20 shall not affect Company’s obligation to pay Jabil, as set forth herein.  Jabil represents that it maintains an industry standard business continuity plan but does not guarantee that such plan will prevent events of force majeure from affecting the Company.

21           Miscellaneous.

21.1           Notices.  All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses:

Notice to Jabil:	Jabil Circuit, Inc.
10560 Dr. M.L. King Jr. Street North
St. Petersburg, FL 33716
Facsimile: (727) 803-3415
Attn: General Counsel

with a copy to:	Jabil Circuit, Inc.
10560 Dr. M.L. King Jr. Street North
St. Petersburg, FL 33716
Attn: General Counsel

Notice to Company:	PreMD Inc.
4211 Yonge Street, Suite 615
Toronto, ON, Canada
M2P2A9
Facsimile: (415) 222-4533
Attn: Chief Financial Officer

with a copy to:	Aird & Berlis LLP
1800-181 Bay Street
Box 754
Toronto, Canada
M5J 2T9
Facsimile: (416) 863-1515
Attn: Jay Lefton

21.2           Attorneys’ Fees and Costs. In the event that attorneys’ fees or other costs are incurred to enforce payment or performance of any obligation, agreement or covenant between the Parties or to establish damages for the breach of any obligation, agreement or covenant under this Agreement, or to obtain any other appropriate relief under this Agreement, whether by way of prosecution or defense, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys’ fees and costs, including any appellate fees and the costs, fees and expenses incurred to enforce or collect such judgment or award and any other relief granted.

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21.3           Amendment. No course of dealing between the Parties hereto shall be effective to amend, modify, or change any provision of this Agreement.  This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Party against whom such change is to be enforced.  The Parties may, subject to the provisions of this Section 21.3, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Schedule hereto.  Any such supplemental written agreement executed by the Parties shall be binding upon the Parties. The Parties agree that Company has the option to add other Products to this Agreement, including Products that are considered finished medical devices by the FDA, which will be added to Schedule 1.  Company will notify Jabil in writing in advance of any finished medical device that Company desires to add to Schedule 1.  The Parties shall mutually agree in writing on any amendments or supplemental terms and conditions for the manufacture and supply of such finished medical device that are necessary to this Agreement.  Upon such agreement by the Parties, this Agreement will be amended in writing to add such terms and conditions as well as modify any other provisions as appropriate for each finished medical device when it is added to this Agreement (e.g., inter alia, warranties, medical device reporting procedures, compliance with applicable regulations and ISO standards, appropriate terms on liability, etc.).  Company has no obligation to add any finished medical devices to this Agreement and Jabil has no obligation to accept the addition of any such finished medical devices.

21.4           Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law.  If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

21.5           Monies.  All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America.

21.6           Entire Agreement.  This Agreement, the Quality Agreement, the Schedules and any addenda attached hereto or referenced herein, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements and negotiations by and between the Parties. Each Party acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein or in the Schedules and any addenda attached hereto or referenced herein, and that it has not relied upon any other agreement or document, or any verbal statement or act in executing this Agreement.  These acknowledgments and agreements are contractual and not mere recitals.  In the event of any inconsistency between the provisions of this Agreement and any Schedule and any addenda attached hereto or referenced herein, the provisions of this Agreement shall prevail unless expressly stipulated otherwise, in writing executed by the Parties. Pre-printed language on each Party’s forms, including purchase orders, shall not constitute part of this Agreement and shall be deemed unenforceable.

21.7           Binding Effect. This Agreement shall be binding on the Parties and their successors and assigns; provided, however, that neither Party shall assign, delegate or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party.  Any purported assignment without such consent shall be null and void.  Notwithstanding the foregoing, Jabil shall have the right to assign its rights to receive monies hereunder without the prior written consent of Company.

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21.8           Waiver. Waiver by either Party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

21.9           Captions. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

21.10           Construction. Since both Parties have engaged in the drafting of this Agreement, no presumption of construction against any Party shall apply.

21.11           Section References. All references to Sections or Schedules shall be deemed to be references to Sections of this Agreement and Schedules attached to this Agreement, except to the extent that any such reference specifically refers to another document.  All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

21.12           Business Day. If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. or Canadian national, legal or bank holiday, such period shall be extended to and through the next succeeding business day.

21.13           Dispute Resolution

21.13.1                 The Parties shall use good faith efforts to resolve disputes, within twenty (20) business days of notice of such dispute.  Such efforts shall include escalation of such dispute to the corporate officer level of each Party.

21.13.2                 If the Parties cannot resolve any such dispute within said twenty (20) business day period, the matter shall be submitted to arbitration for resolution.  Arbitration will be initiated by filing a demand at the New York, New York regional office of the American Arbitration Association (“AAA”).  The arbitration will be held in Buffalo, New York, or Albany, New York, at the option of the party filing the demand.

21.13.3                 Disputes will be heard and determined by a panel of three arbitrators. Each Party will appoint one arbitrator to serve on the panel. A neutral arbitrator will be appointed by the AAA. All arbitrators must have significant experience in resolving disputes involving electronic manufacturing and design services.

21.13.4                 Within fifteen (15) business days following the selection of the arbitrator, the Parties shall present their claims to the arbitrator for determination. Within ten (10) business days of the presentation of the claims of the Parties to the arbitrator, the arbitrator shall issue a written opinion. To the extent the matters in dispute are provided for in whole or in part in this Agreement, the arbitrator shall be bound to follow such provisions to the extent applicable. In the absence of fraud, gross misconduct or an error in law appearing on the face of the determination, order or award issued by the arbitrator, the written decision of the arbitrator shall be final and binding upon the Parties. The prevailing Party in the arbitration proceeding shall be entitled to recover its reasonable attorneys’ fees, costs and expenses including travel-related expenses.

21.14           Other Documents. The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.

21.15           Counterparts. This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

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21.16           Governing Law and Jurisdiction. This Agreement and the interpretation of its terms shall be governed by the laws of the State of New York, without application of conflicts of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Subject to Section 21.13, the Parties hereby agree that the Courts sitting in Buffalo, New York, USA shall have exclusive jurisdiction over any litigation hereunder.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

PreMD INC.		JABIL CIRCUIT, INC.

By:		By:
	Signature		Signature

Name:		Name:
	(Print)		(Print)

Title:		Title:

Date:		Date:

PreMD INTERNATIONAL INC.

By:
Signature

Name:
(Print)

Title:

Date:

Manufacturing Services Agreement